Exhibit 23.1

K. R. MARGETSON LTD. 331 East 5th Street North Vancouver BC V7L 1M1 Canada	Chartered Professional Accountant Tel: 604.220.7704 Fax: 1.855.603.3228

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use, in the registration statement of Form 10 of Point of Care Nano-Technology, Inc of my report dated October 14, 2021 on my audit of the financial statements of Point of Care Nano-Technology, Inc. as of July 31, 2021 and 2020 and the related statements of operation, stockholders’ deficit and cash flows for each of the two years then ended and the related notes (collectively referred to as the financial statements) and the reference to my firm under the caption “Experts.”

K. R. Margetson Ltd.

North Vancouver BC

Canada

October 15, 2021